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                                                                   Exhibit 3.01

                           CERTIFICATE OF INCORPORATION OF
                               MACROVISION CORPORATION
                                A DELAWARE CORPORATION


    FIRST:    The name of this corporation is MACROVISION CORPORATION.

    SECOND:   The address of the corporation's registered office in the State of Delaware is 1209 Orange Street, Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

    THIRD:    The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

    FOURTH:   This corporation is authorized to issue two classes of shares to be designated Common Stock and Preferred Stock, respectively. The corporation is authorized to issue One Hundred Million (100,000,000) shares of Common Stock, par value $.001 per share, and Five Million (5,000,000) shares of Preferred Stock, par value $.001 per share, of which Two Million Four Hundred Seventy Seven Thousand Five Hundred Seventy Eight (2,477,578) shares shall be designated Series A Preferred Stock. The relative rights, preferences, privileges and restrictions granted to or imposed upon the respective classes of shares of capital stock or the holders thereof are as follows:

    1.   DIVIDENDS.

         (a) The holders of the Series A Preferred Stock shall be entitled to receive, out of the funds legally available therefor, dividends at the rate of $0.30 per annum on each outstanding share of Series A Preferred Stock (as adjusted for any stock dividends, stock splits, recapitalizations, consolidations, or the like, with respect to shares of Series A Preferred Stock), payable in preference and priority to any payment of any dividend or other distribution on Common Stock, other than dividends payable solely in Common Stock. No dividends or other distributions (other than pro rata dividends or distributions payable solely in Common Stock) shall be paid with respect to the Common Stock during any fiscal year of the Corporation until dividends in the amount of $0.30 per share on the Series A Preferred Stock shall have been paid or declared and set apart during that fiscal year. Dividends shall accrue and be cumulative to any share of Series A Preferred Stock and shall be paid in equal quarterly installments the last day of each fiscal quarter of the Corporation. If any shares of Series A Preferred Stock are converted into Common Stock prior to the last day of a fiscal quarter in which the payment of dividends to holders of Series A Preferred Stock is due, the dividend due such holders shall be pro-rated by multiplying the dividend due such holder by the number of days in the fiscal quarter prior to the conversion date and dividing by the number of days in the fiscal quarter.

         (b) Notwithstanding Section 1(a) of this Article FOURTH, the Corporation may at any time, out of funds legally available therefor, repurchase shares of Common Stock of the Corporation issued to or held by employees, officers, directors or consultants of the Corporation or its


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subsidiaries upon termination of their employment or services or pursuant to any agreement providing for such right of repurchase entered into in connection with the original issuance of such shares (or options to purchase such shares) whether or not all declared dividends on the Series A Preferred Stock shall have been paid or funds set aside therefor. Each holder of Series A Preferred Stock shall be deemed to have consented to any such repurchase by the Corporation of shares of Common Stock.


    2. LIQUIDATION PREFERENCE. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, distributions to the stockholders of the Corporation shall be made in the following manner:

         (a) The holders of the Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any assets or surplus funds of the Corporation to the holders of the Common Stock by reason of their ownership of such stock, the amount of $3.00 per share for each share of Series A Preferred Stock then held by them (as adjusted for any stock dividends, stock splits, recapitalizations, combinations, consolidations or the like, with respect to shares of the Series A Preferred Stock), plus an amount equal to any accrued but unpaid dividends on the Series A Preferred Stock as of such date.
If the assets and funds to be distributed are insufficient to permit the payment to the holders of the Series A Preferred Stock of their full preferential amount, the entire assets and funds legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock.

         (b) The effectuation by the Corporation of the sale, transfer or other disposition of all or substantially all of the assets of this Corporation to a person other than a corporation or partnership controlled by the Corporation or its stockholders shall be deemed to be a liquidation, dissolution or winding up within the meaning of this Section 2.

         (c) In the event the Corporation proposes to take any action of the types described in Sections 2(a) and (b) of this Article FOURTH, the Corporation shall, within five (5) days after the date the Board of Directors approves such action, or fifteen (15) days prior to any stockholders' meeting called to approve such action, whichever is earlier, give each holder of shares of Series A Preferred Stock initial written notice of the proposed action. Such initial written notice shall describe the material terms and conditions of such proposed action, including a description of the stock, cash and property to be received by the holders of shares of Series A Preferred Stock and of shares of Common Stock upon consummation of the proposed action and the proposed date of delivery thereof. If any material change in the facts set forth in the initial notice shall occur, the Corporation shall promptly give written notice of such material change to each holder of shares of Series A Preferred Stock.

         (d) The Corporation shall not consummate any proposed action of the types described in Sections 2(a) and (b) of this Article FOURTH before the expiration of thirty (30) days after the mailing of the initial notice or ten
(10) days after the mailing of any subsequent written notice, whichever is later; provided that any such 30-day or 10-day period may be shortened upon the written consent of the holders of a majority of the outstanding shares of series A Preferred Stock,


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voting together as a single class.  The approval of the holders of a majority of the outstanding shares of Series A Preferred Stock, voting together as a single class, shall be required to amend this provision to reduce the minimum portion of the outstanding shares of Series A Preferred Stock whose approval is required to shorten any such 30-day or 10-day period.

         (e) In the event the Corporation shall propose to take any action of the types described in Sections 2(a) and (b) of this Article FOURTH which will involve the distribution of assets other than cash, the Corporation shall promptly engage independent appraisers to determine the value of the assets to be distributed to the holders of shares of Series A Preferred Stock. The Corporation shall, upon receipt of such appraiser's valuation, give prompt written notice of such valuation to the holders of the Series A Preferred Stock.

         (f) Notwithstanding Sections 2(a) and 2(b) of this Article FOURTH, the Corporation may at any time, out of funds legally available therefor, repurchase shares of Common Stock of the Corporation issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries upon termination of their employment or services or pursuant to any agreement providing for such right of repurchase entered into in connection with the original issuance of such shares (or options to purchase such shares) whether or not all declared dividends on the Series A Preferred Stock shall have been paid or funds set aside therefor. Each holder of Series A Preferred Stock shall have been paid or funds set aside therefor. Each holder of Series A Preferred Stock shall be deemed to have consented to any such repurchase by the Corporation of shares of Common Stock.

    3.   VOTING.   Except as set forth in Section 5 or Section 7 of this
Article FOURTH or as otherwise required by law, the Corporation's Series A Preferred Stock shall be voted together with the Corporation's Common Stock as a single class at any annual or special meeting of stockholders of the Corporation, or any act by written consent in the same manner as the Corporation's Common Stock. With respect to all matters upon which the holders of Series A Preferred Stock are entitled to vote, including without limitation the matters set forth in Section 5 and Section 7 of this Article FOURTH, each holder of Series A Preferred Stock shall be entitled to such number of votes for the Series A Preferred Stock held by it on the record date fixed for such meeting, or, if no record date is established, at the date vote is taken or on the effective date of any such written consent, as shall be equal to the number of votes such shares would be entitled to upon conversion of such shares into shares of Common Stock.

    4.   CONVERSION.    The holder of the Series A Preferred Stock shall have
the following conversion rights (the "Conversion Rights"):

         (a)  RIGHT TO CONVERT.   Each share of Series A Preferred Stock shall
be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for the Series A Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $3.00 by the Conversion Price, determined as hereinafter provided, in effect at the time of conversion. The price at which shares of Common Stock shall be deliverable upon conversion of the Series A Preferred Stock (the "Conversion Price") shall be, as of the date hereof, $3.00 per share of Common Stock.


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The initial Conversion Price shall be subject to adjustment as hereinafter provided. Upon conversion of any Series A Preferred Stock, the Common Stock so issued shall be duly and validly issued, fully paid and nonassessable shares of the Corporation. Each share of Series A Preferred Stock shall automatically convert to Common Stock in accordance with this Section 4 immediately prior to the closing of an initial public offering of equity securities of the Corporation registered under the Securities Act of 1933, as amended and having an aggregate net offering price of at least Ten Million Dollars ($10,000,000) ("Public Offering").

         (b) MECHANICS OF CONVERSION. Before any holder of Series A Preferred Stock shall be entitled to convert the same into Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed in blank or accompanied by proper instruments of transfer, at the office of the Corporation or of any transfer agent for the Series A Preferred Stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same and shall state in writing therein the name or names in which such holders wishes the certificate or certificates for Common Stock to be issued. The Corporation, as soon as practicable thereafter, shall issue and deliver at such office to such holder's nominee or nominees, certificates for the number of full shares of Common Stock to which such holder shall be entitled. No fractional shares of Common stock shall be issued by the Corporation and all such fractional shares shall be disregarded. In lieu thereof, the Corporation shall pay in cash the fair market value of such fractional share as determined by the Board of Directors of the Corporation. Except as set forth above, such conversion shall be deemed to have been made as of the date of such surrender of the Series A Preferred Stock to be converted, and the person or persons entitled to receive the Common stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common stock on said date. If the conversion is in connection with an underwritten offer of securities registered pursuant to the Securities Act of 1933, the conversion may, at the option of any holder tendering Preferred stock for conversion, be conditioned upon the closing with the underwriter of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock issuable upon such conversion of the Series A Preferred stock shall not be deemed to have converted such Series A Preferred Stock until immediately prior to the closing of such sale of securities.

         (c) ADJUSTMENTS FOR DIVIDENDS, SUBDIVISIONS OR COMBINATIONS. In case the Corporation shall at any time subdivide the outstanding Common Stock, or shall issue a stock dividend on its outstanding Common Stock, the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock immediately prior to such subdivision or the issuance of such stock dividend shall be proportionately increased (with appropriate adjustments in the Conversion Price of the Series A Preferred Stock), and in case the Corporation shall at any time combine the outstanding Common Stock, the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock immediately prior to such combination shall be proportionately decreased (with appropriate adjustments in the Conversion Price of the Series A Preferred Stock), effective at the close of business on the date of such subdivision, stock dividend or combination, as the case may be.

         (d) ADJUSTMENTS FOR REORGANIZATIONS AND RECLASSIFICATIONS. In case of any capital reorganization (other than in connection with a merger or other reorganization in which the


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Corporation is not the continuing or surviving entity) or any reclassification of the Common Stock of the Corporation, the Series A Preferred Stock shall thereafter be convertible into the number of shares of stock or other securities or property to which a holder of the number of shares of Series A Preferred Stock immediately prior to such reorganization or recapitalization would have been entitled upon such reorganization or reclassification; and, in such case, appropriate adjustment (as determined by the Board of Directors) shall be made in the application of the provision herein set forth with respect to the rights and interests thereafter of the holders of Series A Preferred Stock, to the end that the provisions set forth herein shall thereafter be applicable, as nearly as reasonably may be, in relation to any share of stock or other property thereafter deliverable upon the conversion.

         (e)  NOTICE.        In case:

              (i) the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend, or any other distribution, payable otherwise than in cash; or

              (ii) The Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them to subscribe for or purchase any shares of stock of any class or to receive any other rights; or

              (iii) the Corporation shall effect a capital reorganization of the Corporation, reclassification of capital stock of the Corporation (other than a subdivision or combination of its outstanding Common Stock), consolidation or merger of the Corporation (other than a merger or other reorganization in which the Corporation is not the continuing or surviving entity);

         (f) RESERVE. The Corporation shall at all times reserve and keep available, out of its authorized but unissued Common Stock, solely for the purpose of effecting the conversion of the Series A Preferred Stock, the full number of hares of Common Stock deliverable upon the conversion of all Series A Preferred Stock from time to time outstanding. The Corporation shall from time to time in accordance with the laws of the State of Delaware increase the authorized amount of its Common Stock if at any time the authorized amount of its Common Stock remaining unissued shall not be sufficient to permit the conversion of all the shares of Series A Preferred Stock at the time outstanding.

         (g) ADJUSTMENTS OF CONVERSION PRICE FOR DILUTIVE ISSUANCE. Upon the issuance by the Corporation on or after May 24, 1991 (the "Original Issue Date") of Common Stock, any obligation or shares of stock convertible into or exchangeable for Common Stock, or any right or option to purchase Common Stock or any such issue or sale, the Conversion Price shall be reduced to a price calculated (to the nearest cent) by dividing:

              (i) an amount equal to the sum of (A) the number of shares of Common Stock outstanding immediately prior to such issue or sale multiplied by the ten by the then existing Conversion Price of the Series A Preferred Stock, (B) the number of shares of Common Stock issuable upon conversion of any shares of stock of the Corporation outstanding immediately prior to



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such issue or sale multiplied by the then existing Conversion Price of the
Series A Preferred Stock, and (C) an amount equal to the initial Conversion Price ($3.00 per share) divided by Two Dollars and Fifty Cents ($2.50) then multiplied by the aggregate consideration received by the corporation upon such issue or sale of shares of Common after the Original Issue Date; by

              (ii) the sum of the number of shares of Common Stock outstanding immediately after such issue or sale and the number of shares of Common Stock (without taking into account any adjustment in such number resulting from such issue or sale) issuable upon conversion of nay shares of stock of the Corporation outstanding immediately after such issue or sale.

         No adjustment to the Conversion Price of a particular share of Series A Preferred Stock shall be made in respect of the issuance of shares of Common Stock after the Original Issue Date unless the consideration per share for such shares of Common Stock issued by the Corporation is less than Two Dollars and Fifty Cents ($2.50).

         This section 4(g) of Article FOURTH shall become not applicable (i) immediately prior to the closing of a Public Offering or (ii) upon the expiration of two (2) years from the Original Issue Date, whichever is earlier.

         (h) CALCULATION OF ISSUANCE PRICE. For purposes of Section 4(g) of this Article FOURTH, the following provisions shall apply:

              (i) In the case of an issue or sale for cash of shares of Common Stock, the consideration received by the Corporation therefor shall be deemed to be the amount of cash received, before deducting therefrom any commissions or expenses paid or incurred by the Corporation.

              (ii) In case of the issuance (other than upon conversion or exchange of obligations or shares of stock of the Corporation) of additional shares of Common Stock for a consideration other than cash or a consideration partly other than cash, the amount of the consideration other than cash received by the Corporation for such shares shall be deemed to be the value of such consideration as reasonably determined by the Board of Directors.

              (iii) In case of the issuance by the Corporation in any manner of any rights to subscribe for or to purchase shares of Common Stock, the maximum number of shares of Common Stock to which the holders of such rights or options shall be entitled to subscribe for or purchase pursuant to such rights or options shall be deemed to be issued or sold as of the date of the offering of such rights or the granting of such rights or options shall be deemed to be issued or sold as of the date of the offering of such rights or the granting of such options, as the case may be, and the minimum aggregate consideration named in such rights or options for the shares of Common Stock covered thereby, plus the consideration, if any, received by the Corporation (as of the date of the offering of such rights or the granting of such options, as the case may be) for the issuance of such shares.

              (iv) In the case of the issuance or issuances by the Corporation in any obligations or of any shares of stock of the Corporation that shall be convertible into or exchangeable


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for Common Stock, or any right or option to purchase any such obligation or shares, the maximum number of shares of Common Stock issuable upon the conversion or exchange of such obligations or shares are issued, and the amount of the consideration received by the Corporation for such additional shares of Common Stock shall be deemed issued as of the date such obligations or shares are issued, and the amount of the consideration received by the Corporation for such additional shares of Common Stock shall be deemed to be the total of (x) the amount of consideration received by the Corporation upon the issuance of such obligations or shares, as the case may be, plus (y) the minimum aggregate consideration, if any, other than such obligations or shares, receivable by the Corporation upon such conversion or exchange, except in adjustment of dividends.

              (v) The amount of the consideration received by the Corporation upon the issuance of any rights or options referred to in Section 4(h)(iii) of this Article FOURTH or upon the issuance of any obligations or shares which are convertible or exchangeable as described in Section 4(h)(iv) of this Article FOURTH, and the amount of the consideration, if any, other than such obligations or shares convertible or exchangeable, receivable by the Corporation upon the exercise, conversion or exchange thereof shall be determined in the same manner provided in Sections 4(h)(ii) and 4(h)(ii) of this Article FOURTH with respect to the consideration received by the corporation in case of the issuance of additional shares of Common Stock. On the expiration of any rights or options referred to in Section 4(h)(iii) or (iv) of this Article FOURTH, or the termination of any right of conversion or exchange referred to in Section 4(h)(iv) of this Article FOURTH, the Conversion Price then in effect shall forthwith be readjusted to such Conversion Price as would have pertained had the adjustments made upon the issuance of such option, right or convertible or exchangeable securities been made upon the basis of the delivery of only the number of shares of Common Stock actually delivered upon the exercise of such rights or options or upon the conversion or exchange of such securities.

              (vi) The foregoing notwithstanding, no adjustment of any Conversion Price shall be made as a result of the issuance after the Original Issue Date of:

                   (A) up to One Million Seven Hundred Fifty Thousand (1,750,000) shares, net of repurchases, of Common Stock, as adjusted for splits, stock dividends, reorganizations and the like, or any options, warrants or rights to purchase such shares of Common Stock (counting against such number of shares of shares of all shares called for by options, warrants and rights issued on or prior to the Original Issue Date that remain outstanding after the Original Issue Date) issued or issuable to employees, officers, directors or consultants of the Corporation pursuant to any stock option plan, stock incentive or purchase plan or agreement approved by the Board of Directors of the Corporation;

                   (B) any shares of Common Stock issuable pursuant to an adjustment in any Conversion Price under Sections 4(c), (d) or (g) of this Article FOURTH;

                   (C) any shares of Common Stock issued upon conversion of the Series A Stock; or


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                   (D)  any shares of Common Stock issuable pursuant to a
merger involving the Corporation or any acquisition by the Corporation of stock or assets of another entity.

No shares of Common Stock issuable upon exercise of the rights, options or warrants described in Section 4(h)(vi)(A) above shall be deemed outstanding for purposes of calculating any adjustment of the Conversion Price of any series of Preferred Stock pursuant to Section 4(g) of this Article FOURTH until such shares are actually issued.

              (i)  CONVERTED SHARES.   Upon any conversion of Series A
Preferred Stock pursuant to this Section 4 or any acquisition of Series A Preferred Stock by the Corporation by way of conversion to another class or series or otherwise, the shares of Series A Preferred Stock which are so converted or acquired shall not be reissued and, upon such conversion or acquisition, the number of authorized shares of the class and series, if any, to which the shares of such Series A Preferred Stock belonged shall be reduced by the number of shares so converted or acquired.

         (j) NOTICE OF ADJUSTMENT. Upon the occurrence of each adjustment or readjustment of the conversion rights of any series of Preferred Stock pursuant to this Section 4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment showing in detil the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the reasonable written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, and (ii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Series A Preferred Stock.

         (k) OTHER DISTRIBUTIONS. In the event the Corporation at any time or from time to time makes or fixes a record date for the determination of holders of Common Stock entitled to receive any distribution payable in securities or other property of the Corporation other than Common Stock and other than as otherwise adjusted in this Section 4, then and in each such event provision shall be made so that the holders of Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities and other property of the Corporation which they would have received had their shares of Preferred Stock been converted into shares of Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities and other property receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 4 with respect to the rights of the holders of Preferred Stock.


         (l) NO IMPAIRMENT. Except as provided in Section 5 of this Article FOURTH, the Corporation shall not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of


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all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series A Preferred Stock against impairment.

    5. PROTECTIVE PROVISIONS. Except as otherwise required by law or the Certificate of Incorporation, so long as any shares of Series A Preferred Stock remain outstanding, the Corporation shall not without first obtaining the approval by vote or written consent, in the manner provided by law, of the holders of at least a majority of the total number of outstanding shares of the Series A Preferred Stock:

         (a) alter or change any of the rights, powers, preferences or privileges of the Series A Preferred Stock; or

         (b) create any new class or series of shares having rights, preferences or privileges prior to or on a parity with the Series A Preferred Stock; or

         (c) undertake or effect (i) any merger or consolidation of the Corporation with or into any other corporation or entity, any acquisition by the Corporation of any other corporation or entity, or all or substantially all of the assets of any such corporation or entity, or any acquisition by any other corporation or entity of the Corporation, unless the stockholders of the Corporation immediately prior to such transaction own directly or indirectly, immediately following such transaction, as a result of their ownership of shares of the Corporation prior to such transaction, greater than fifty percent (50%) of the voting power attributable to the outstanding securities of the surviving or acquiring corporation or entity; or (ii) any sale, lease, conveyance, exchange, transfer or other disposal of all or substantially all of the Corporation's assets (other than for the purposes of securing payment of any contract or obligation); or (iii) any transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Corporation is disposed of; or

         (d) pay any dividends, whether in cash or property, with respect to any class of capital stock of this Corporation, other than the Series A Preferred Stock, if the Corporation is not current in its payment of dividends to holders of shares of Series A Preferred Stock; or

         (e) repurchase or redeem any outstanding shares, except for the repurchase of shares issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries upon termination of their employment or services or pursuant to any agreement providing for such right of repurchase entered into in connection with the original issuance of such shares; or

         (f) issue any shares of Series A Preferred Stock after the Original Issue Date except to fulfill the conversion obligation under the Convertible Notes issued pursuant to the Stock Purchase and Convertible Note Agreement dated May 24, 1991; or




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

         (g) amend the provisions of this Section 5 or the Corporation's Certificate of Incorporation or Bylaws.

    6. NOTICES. Any notice required by the provisions of this Certificate of Incorporation, except as specifically provided herein, to be given to the holders of shares of Preferred Stock shall be in writing and may be delivered by personal service or sent by telegraph or cable or sent by registered or certified mail, return receipt requested, with postage thereon fully prepaid. All such communications shall be addressed to each holder of record at its address appearing on the books of the Corporation. If sent by telegraph or cable, a confirming copy of such telegraphic or cabled notice shall promptly be sent by mail (in the manner provided above) to the holders. Service of any such communication made only by mail shall be deemed complete on the date of actual delivery as shown by the addressee's registry or certification receipt.

    7. NUMBER AND ELECTION OF DIRECTORS. The number of directors of the Corporation shall be set in the Bylaws of the Corporation.

         (a) the holders of the Series A Preferred Stock shall have the right, voting as a single class, to elect the following number of directors: two (2) directors if the number of directors is set at five (5); three (3) directors if the number of directors is set at seven (7); four (4) directors if the number of directors is set at nine (9).

         (b) the holders of the Common Stock shall have the right, voting as a single class, to elect the following number of directors: three (3) directors if the number of directors is set at five (5); four (4) directors if the number of directors is set at seven (7); five (5) directors if the number of directors is set at nine (9).

         (c) Any vacancy on the Corporation's Board of Directors shall be filled by the holders of the voting securities entitled to elect such director pursuant to this Section 7 of Article FOURTH.

    FIFTH:    The name and mailing address of the incorporator is David W.
Herbst, c/o Wise & Shepard LLP, 3030 Hansen Way, Suite 100, Palo Alto, California 94304.

    SIXTH:    The Board of Directors of the corporation is expressly authorized to make, alter, or repeal bylaws of the corporation, but the stockholders may make additional bylaws and may alter or repeal any bylaw whether adopted by them or otherwise.

    SEVENTH: Elections of directors need not be by written ballot except and to the extent provided by the bylaws of the corporation.

    EIGHTH:   The corporation shall, to the fullest extent permitted by Section
145 of the General Corporation Law of Delaware, as the same may be amended and supplemented from time to time, indemnify any and all directors and officers which it shall have the power to indemnify under said Section 145 from and against any and all of the expenses, liabilities, or other matters referred to


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

or covered by said Section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in their official capacities and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director or officer, and shall inure to the benefit of the heirs, executors and administrators of such a person. To the fullest extent permitted by Delaware law, as it may be amended and supplemented from time to time, a director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

    The undersigned incorporator hereby acknowledges that the foregoing certificate of incorporation is his act and deed and that the facts stated therein are true.


Dated:   December 2, 1996


         /s/ David W. Herbst
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         David W. Herbst, Incorporator





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